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                    shapiro Capital Management Company Inc.


IV.  Code of Ethics

A. Responsibility. It is the responsibility of all supervisory personnel to ensure that the Company conducts its business with the highest level of ethical standards and in keeping with its fiduciary duties to its clients.

B.   Duty to Clients.   The Company has a duty to exercise its authority and
     responsibility for the benefit of its clients, to place the interests of its clients first, and to refrain from having outside interests that conflict with the interests of its clients. The Company must avoid any circumstances that might adversely affect or appear to affect its duty of complete loyalty to its clients.

C.   Prohibited Acts.

1.   Employing any device, scheme or artifice to defraud;

2.   Making any untrue statement of a material fact;

3. Omitting to state a material fact necessary in order to make a statement, in light of the circumstances under which it is made, not misleading;

4. Engaging in any fraudulent or deceitful act, practice or course of business; or,

5.   Engaging in any manipulative practices.

D. Conflicts of Interest. The Company has a duty to disclose potential and actual conflicts of interest to their clients. All IARs and solicitors have a duty to report potential and actual conflicts of interest to the Company. Gifts (other than de minimis gifts) should not be accepted from persons or entities doing business with the Company.

E. Use of Disclaimers. The Company shall not attempt to limit liability for willful conduct or gross negligence through the use of disclaimers.

F. Suitability. The Company shall only recommend those investments that are suitable for a client, based upon the client's particular situation and circumstances.
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G.   Duty to Supervise.  Advisers Act Section 203(e)(5) The Company is
     responsible for ensuring adequate supervision over the activities of all persons who act on its behalf. Specific duties include, but are not limited to:

1. Establishing procedures that could be reasonably expected to prevent and detect violations of the law by its advisory personnel;

2. Analyzing its operations and creating a system of controls to ensure compliance with applicable securities laws;

3. Ensuring that all advisory personnel fully understand the Company's policies and procedures; and,

4. Establishing a review system designed to provide reasonable assurance that the Company's policies and procedures are effective and are being followed.